EXHIBIT 99.906 CERT

SECTION 906 CERTIFICATIONS

Kevin S. McCarthy, Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson Midstream/Energy Fund, Inc. (the “Fund”), each certify to his knowledge that:

1.	The Fund’s periodic report on Form N-CSR for the annual period ended November 30, 2017 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

January 29, 2018

/s/ KEVIN S. MCCARTHY	/s/ TERRY A. HART
Kevin S. McCarthy	Terry A. Hart
Chairman of the Board of Directors	Chief Financial Officer and Treasurer
and Chief Executive Officer